[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Act of 1934, as amended.

Exhibit 10.7

MATERIALS TRANSFER AGREEMENT LETTER

FibroGen Inc. (“FibroGen”) is delivering the materials listed below (the “Materials”) to allow Astellas Pharma Inc., (“Astellas”) in the context of the good faith negotiation of an amendment (the “Amendment”) to the Collaboration Agreement (the “Agreement”), effective as of June 1, 2005, by and between FibroGen and Astellas (collectively the “Parties”), intended to allow Astellas to manufacture Lead Compound formulated as bulk drug product (“Astellas Bulk Product”) for its development and commercial activities in the Japan territory.  Capitalized terms not defined in this letter shall have the meaning as set forth in the Agreement.

Astellas and FibroGen shall [*] to enter into the Amendment as soon as possible, provided that the Parties agree and acknowledge that neither party has any obligation to enter into the amendment.  Execution of this letter shall be without prejudice to terms and conditions of the amendment or negotiation thereof.

The Materials are provided under and subject to the terms of the Agreement, except as set forth in this letter, solely to the conduct the activities listed below (the “Activities”).  If Astellas wishes to conduct any additional activities with the Materials, it may do so only upon prior written consent by FibroGen.  Any other use of the Materials by Astellas shall constitute a material breach of the Agreement under Section 18.2.1.

Astellas shall be responsible for [*] costs and expenses associated with the Materials and the Activities, including any related support provided by FibroGen related to the Materials and the Activities; and shall pay for the API Batch (as defined below) pursuant to a separate agreement of the Parties set forth in a letter of even date herewith, and FibroGen shall be the owner of all data and intellectual property rights arising from any of the Activities, including any Inventions.

MATERIALS:  Total [*] of FG-4592 from WuXi STA Batches [*], [*] per batch (collectively, the “API Batch”)

ACTIVITIES:  Only [*] of the Materials.

The Activities are to be conducted [*], solely as agreed between Parties pursuant to the Amendment. For avoidance of doubt, any further use of the Materials, including [*], is NOT allowed until the Amendment has been agreed and fully executed by the Parties.

AGREED AND ACKNOWLEDGED

ASTELLAS PHARMA INC.

By:	/s/Nobuyuki Tanaka
VP, Supply Chain Manager

Date:	June 15, 2018